Exhibit 99.2

Exhibit B

Determination of Purchase Price and Example of Conversion of the EWSI Shares

Qualified Sales'	$394,645.59	45.00%	$177,591
Category 4400 Sales	$271,116.09	8.50%	$ 23,045
Total Valuation			$200,635

Amount Paid in Convertible Preferred			$200,635
	Uplifted Share Values to Issue	90.00%	$222,928
	Less Debt Acquired (not to exceed)	$222,928
	Net Amount of Shares to Issue	TBD	TBD

	Number of Pref shares	$ 1,000.00	TBD
	10% increase in Conversion Value (pre-coupon)	$ 1,100.00	TBD
	Number of Common Shares if converted at various prices	$ 0.007	TBD
	(examples only)	$ 0.050	TBD
		$ 0.100	TBD
		$ 0.001	TBD

Debt Acquired, (subject to verification):

Julie Petersen Mindiolo	$82,500
RLS Associates	$50,000
Kimberly Crew	$50,428
Flaster Greenberg	$40,000
Other

Total	Up to $222,928

B - 1